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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                         ASSET ACCEPTANCE CAPITAL CORP.



         It is hereby certified as follows.

         1. NAME. The name of the corporation is Asset Acceptance Capital Corp. (the "Corporation").

         2. REGISTERED OFFICE. The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

         4. CAPITAL STOCK. The aggregate number of shares of Common Stock which the Corporation shall have authority to issue is One Thousand (1,000), par value $0.01 per share.

         5. DIRECTORS' LIABILITY.

                  (a) No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided, however, that to the extent required by the provisions of
Section 102(b)(7) of the General Corporation Law of the State of Delaware or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

                  (b) If the General Corporation Law of the State of Delaware is amended after the date of this Certificate to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Certificate, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this Article 5 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing as of the time of such repeal or modification.



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         7. INCORPORATOR. The name and mailing address of the Incorporator are:

                        Brendan J. Cahill
                        c/o Dykema Gossett PLLC
                        39577 Woodward Avenue, Suite 300
                        Bloomfield Hills, Michigan  48304

         I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file, and record this Certificate, and I have accordingly hereunto set my hand this 17th day of September 2003.



                                         --------------------------------
                                         Brendan J. Cahill, Incorporator